EXHIBIT 21.1

  List of Subsidiaries of
Ziff Davis, Inc.

Ziff Davis, Inc.'s principal affiliates as of December 31, 2021, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant subsidiary.

Name	State or Other Jurisdiction of Incorporation
J2 Global Australia Pty Ltd	Australia
j2 Global Canada, Inc.	Canada
Ekahau Oy	Finland
Ziff Davis Performance Marketing Private Limited	India
Electric Mail (Ireland) Limited	Ireland
j2 Global Holdings Limited	Ireland
j2 Global Ireland Limited	Ireland
Ziff Davis Ireland Limited	Ireland
Serinus42 B.V.	Netherlands
J2 Global UK Limited	United Kingdom
Livedrive Internet Limited	United Kingdom
Ziff Davis International Ltd.	United Kingdom
BabyCenter, LLC	Delaware, United States
DW Prime Holdings Inc.	Delaware, United States
Ekahau, Inc.	Delaware, United States
Everyday Health, Inc.	Delaware, United States
Everyday Health Media, LLC	Delaware, United States
Humble Bundle, Inc.	Delaware, United States
IGN Entertainment, Inc.	Delaware, United States
J2 Martech Corp.	Delaware, United States
J2 Global Ventures, LLC	Delaware, United States
J2 Web Services, Inc.	Delaware, United States
Mashable, Inc.	Delaware, United States
Offers.com, LLC	Delaware, United States
OnTargetJobs, Inc.	Delaware, United States
RetailMeNot, Inc.	Delaware, United States
SEOMoz, Inc	Delaware, United States
SpiceWorks, Inc.	Delaware, United States
ThreatTrack Security Holdings, Inc.	Delaware, United States
Ziff Davis, LLC	Delaware, United States
Ziff Davis Performance Marketing, Inc.	Delaware, United States
Mudhook Marketing, Inc.	Florida, United States
NetProtect, Inc.	Florida, United States
Prime Education, LLC	Florida, United States
ThreatTrack Security, Inc.	Florida, United States
MedPage Today, L.L.C.	New Jersey, United States
Excel Micro, LLC	Pennsylvania, United States
Ookla, LLC	Washington, United States
Root Wireless, Inc.	Washington, United States